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                                                                      Exhibit 23


KPMG LLP                                                  Telephone 412-391-9710
One Mellon Bank Center                                          Fax 412-391-8963
Pittsburgh, PA 15219


The Board of Directors
Laurel Capital Group, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-080798 on Form S-8 of Laurel Capital Group, Inc. of our report dated August 12, 1999, relating to the consolidated statements of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report is incorporated by reference in the June 30, 1999, annual report on Form 10-K of Laurel Capital Group, Inc.

                                                  /s/ KPMG LLP

Pittsburgh, Pennsylvania
September 28, 1999